AMENDMENT NO. 1
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT


     AMENDMENT NO. 1 to Administrative Services Agreement ("Amendment No. 1"), dated as of May 1, 2001, between the Stockback Trust (a Delaware business trust, hereinafter referred to as the "Company"), on behalf of the series listed on Exhibit A hereto, as amended from time to time (each a "Fund" and collectively, the "Funds"), and Stockback Advisers, LLC (a Delaware limited liability company, hereinafter referred to as the "Administrator").

     WHEREAS, the Company has retained the Administrator to render administrative services with respect to each of the Funds listed on Exhibit A to that certain Administrative Services Agreement between the Company and the Administrator dated July 26, 2000 ("Agreement"); and

     WHEREAS, the Company wishes to assure that the cost to the Company of obtaining such administrative services, as well as the costs of other expenses to the Company in operating each of the Funds currently listed on Exhibit A of the Agreement, other than the Funds' investment advisory fee and the Funds' fee, not exceed, on an annualized basis, 0.25% of the Funds' average daily net assets; and

     WHEREAS, the Administrator agrees that it is desirable to so limit the Company's expenses;

NOW, THEREFORE, the Company and the Administrator agree to modify and amend the Agreement as follows:

1. Expenses. Section 2(b) of the Agreement is replaced in its entirety as follows:


     (b) Expenses of Each Fund. The Company and each Fund shall bear the following fees and expenses: (i) the fees of its investment advisers; (ii) the Administrator's compensation under this Agreement; (iii) any expenses of any "master" fund in which a Fund invests; and (iv) all other operating expenses of such Fund to the extent that such other operating expenses do not exceed 0.70% of such Fund's daily net assets on an annualized basis.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

  THE STOCKBACK TRUST (on behalf of the series        STOCKBACK ADVISERS, LLC
  listed on Exhibit A)


  By: /s/ Robert S. Feidelson                         /s/ Charles E. Peters
      -----------------------                         ----------------------
  Name:   Robert S. Feidelson                     Name:    Charles E. Peters
  Title:  CFO and Treasurer                       Title:   COO